content="text/html; charset=iso-8859-1"> Kentucky Investors, Inc. Exhibit 32 to Form 10-Q June 30, 2003
EXHIBIT 32

Harry Lee Waterfield II and Raymond L. Carr, being the President and Vice President, Chief Financial Officer, respectively, of Kentucky Investors, Inc., hereby certify as of this Thirteenth day of August, 2003, that the Form 10-Q for the Quarter ended June 30, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Kentucky Investors, Inc.

KENTUCKY INVESTORS, INC.

BY: /s/ Harry Lee Waterfield II
DATE: August 13, 2003	President

BY: /s/ Raymond L. Carr
DATE: August 13, 2003	Vice President - Chief Financial Officer